                                                                 EXHIBIT 10.1.4

                             SUPPLEMENTAL AGREEMENT



         THIS AGREEMENT, made as of the 31st day of December, 2000, by and among GENEREX PHARMACEUTICALS, INC. ("GPI"), an Ontario corporation, GENEREX BIOTECHNOLOGY CORPORATION ("GBC"), a Delaware corporation, and PANKAJ MODI ("Modi"), an individual.

         WHEREAS, effective October 1, 1996, pursuant to a Consulting Agreement dated as of that date between GPI and Modi (the "Consulting Agreement"), Modi was engaged as a consultant by GPI and assigned and transferred to GPI all Inventions (as defined in the Consulting Agreement) relating to the actual or demonstrably anticipated business, work, undertaking or research and development of GPI made or conceived by Modi during the term of the Consulting Agreement; and

         WHEREAS, on January 7, 1998, the parties to this Supplemental Agreement, together with GHI, Inc., a Turks and Cacos corporation, entered into a Memorandum of Agreement (the "Memorandum of Agreement") that modified or superseded portions of the Consulting Agreement, primarily relating to the compensation due to Modi for his past and future services to GPI and GBC; and

         WHEREAS, the parties now wish to amend the term and compensation arrangements provided for in the Consulting Agreement and the Memorandum of Agreement (collectively, the "Prior Agreements"), and to provide additional terms of Modi's engagement.

         NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the parties agree as follows:

         4. Extension of Terms of Consulting Agreement. Subject to the early termination provisions set forth in Section 6 below, the Consulting Agreement, as amended hereby, is extended to and including July 31, 2010 (the "Termination Date"), and is hereinafter referred to as "this Agreement". During the extended term of this Agreement, Modi shall continue to hold the position of Vice President, Research and Development of GPI and of GBC.

         5. Base Compensation and Car Allowance. (a) For all services rendered to GBC, GPI and other subsidiaries of GBC (collectively, "Generex"), Modi will receive annual base compensation of $250,000* effective as of August 1, 2000. The base compensation and all other compensation payable to Modi under this Agreement may be allocated within Generex in the discretion of GBC. Whatever allocation is made, however, GBC and GPI shall be jointly and severally responsible for the payment to Modi of all amounts due under this Agreement.

                  (b) The difference between (i) the base compensation due to Modi under paragraph 2(a) above for the period August 1, 2000, through December 31, 2000 (i.e., 5/12ths of $250,000, or $104,166.65, and (ii) the compensation actually paid to Modi for services to Generex during that period, shall be paid to Modi in a lump sum upon execution of this Agreement. Thereafter, commencing January 1, 2001, Modi's Base Compensation shall be paid to him no less frequently than semi-monthly, in arrears, or on such other basis as Modi and GBC may agree upon.

                  (c) Commencing January 1, 2001, Modi shall be paid a monthly car allowance of $1,500 for the lease, use and maintenance of, and insurance upon, an automobile for his personal and business use. Modi shall maintain insurance on such automobile for his own and Generex' benefits with carriers, coverage and policy limits consistent with policies adopted by Generex for insurance on company-owned automobiles and automobiles owned by Generex executives but used from time to time on Generex business. The car allowance shall be paid monthly in advance, unless Modi and GNBT otherwise agree.

--------------
* All dollar figures in this Agreement refer to US dollars.

                  (d) Modi's Base Compensation and car allowance shall be increased by 5% annually effective on January 1st in each calendar year beginning in 2002 (e.g., to illustrate, in calendar year 2002, Modi's Base Compensation shall be $262,500, and in calendar year 2003, Base Compensation shall be $275,625).

         6. Bonus Compensation. In addition to base compensation, during the term of this Agreement Modi shall receive bonus and incentive compensation for services to Generex as follows:


                  (a) A bonus of $300,000 shall be paid in respect of Modi's services in securing the development and license agreement dated September 5, 2000, between GBC and Eli Lilly and Company (the "Lilly Agreement"). This bonus shall be paid as follows: $150,000 upon execution of this Agreement and $150,000 on February 15, 2001.

                  (b) Modi shall receive a bonus of 5% of all milestone payments, additional signing fees or initial fees received by Generex pursuant to Sections 6.2 and 6.4 of the Lilly Agreement and any subsequent agreement between Generex and Lilly providing for comparable payments (the "Lilly Payments"), excluding the $1,000,000 signing fee received in October 2000. Stated otherwise for purposes of clarity, Modi shall receive as a bonus $.05 for each $1.00 of Lilly Payments that Generex receives after the date of this Agreement. These bonus payments will be paid to Modi as and when the Lilly Payments are received by Generex from Lilly.

                  (c) In addition to the bonus payable under paragraph (b) above relating to Lilly Payments, Modi shall receive additional bonuses equal to (i) 25% of the first $1,000,000 of any signing fee, licensing fee or similar "up front" payment not tied to a GBT performance milestone that is received during the term of this Agreement (excluding Lilly Payments) pursuant to development, marketing, licensing or similar agreements hereafter entered into by Generex to the extent that such payments are received in consideration of rights granted to third parties to develop, manufacture and/or market products based upon Inventions ("Other Products"); (ii) 5% of all "up front fees of the nature described in the preceding clause to the extent such fees exceed $1,000,000; and
(iii) 5% of all of milestone payments and similar payments tied to the development of Other Products that are received by Generex. As used in this Agreement, the term "Inventions" shall have the same meaning as in Section 9 of the Consulting Agreement, except that "Generex", as defined herein, shall be substituted for "Corporation" in such definition.

         9. Stock Options. (a) Modi shall be granted options to purchase 150,000 shares of GBC's common stock in each of the next ten fiscal years of GBC ending during the term of this Agreement, i.e., beginning with the present fiscal year ending July 31, 2001, and ending with the fiscal year ending July 31, 2010. The options shall be granted as of the last Friday in July (the "date of grant") of each such fiscal year, and shall have the following terms:

                           (i) The option price shall equal the average closing
sale price of publicly-traded shares of GBC common stock during normal trading hours reported for the five trading days preceding the date of grant (the "valuation period"). If GBC's common stock is not traded on an exchange or quotation system that reports actual sales transactions on the date of grant, the average closing bid price for the shares shall be used in lieu of the closing sale price. If neither closing sales prices nor bid prices are reported during the valuation period, the option price shall be the fair market value of GBC's publicly traded shares of common stock on the date of grant as determined by GBC's Board of Directors.

                           (ii) The terms of the options shall be five (5) years
from the date of grant, subject, however, to early termination pursuant to Sections 7(c), (d) and (e) below.

                           (iii) The options shall vest immediately on the date
of grant.


                           (iv) The options shall not be transferable except by
gift or bequest to Modi's "family members" or pursuant to a "domestic relations order", as those terms are described in the instruction to Form S-8 adopted under the Securities Act of 1933.

                           (v) The number and kind of shares issuable upon the
exercise of options to be granted under this Agreement shall be adjusted to reflect stock splits, recapitalizations, reorganizations and similar corporate events affecting GBC. The exercise price of and number and kind of shares subject to outstanding options shall be adjusted in the same manner as options granted under GBC's 2000 Stock Option Plan pursuant to the express terms of that Plan.

                           (vi) GBC shall use its best efforts to register under
the Securities Act of 1933 on Form S-8 or other available form for sale to Modi and for resale by Modi all shares issuable upon the exercise of options granted under this Agreement.

                  (b) In accordance with the qualification requirements applicable to issuers with securities included in The Nasdaq Stock Market, GBC's obligations under this Section 4 are subject to approval by GBC's stockholders. GBC agrees to submit these terms to shareholders for their approval at the Year 2000 Annual Meeting of GBC's shareholder. If for any reason the stock option grants contemplated by this Agreement are not approved by shareholders, GBC shall grant to Modi in lieu thereof stock appreciation rights (SARs) that will provide to Modi the same potential economic benefits as the option plan, excluding consideration of differences, if any, in income tax treatment under applicable laws.

         10. Additional Authority. During the term of this Agreement, Modi shall have final authority with respect to the hiring and continued employment of all Generex personnel (including consultants) engaged in research and development activities relating to products based upon Inventions, within budgetary and personnel constraints approved by Boards of Directors of GBC (or GPI in the case of employees or consultants employed or engaged by GPI). Notwithstanding the foregoing, if Modi fails to fill any research and development position that (a) is created by GBC's Board of Directors (or GPI's Board of Directors in the case of employees or consultants employed or engaged by GPI), or (b) becomes available due to termination of the employment or engagement of another employee or consultant, within the 90 day period following the creation or opening of such position, such position may be filled by a candidate approved by the President of GBC (or GPI, in the case of employees or consultants employed or engaged by GPI).

         11. Early Termination. Section 7 of the Consulting Agreement, as amended and restated by Section 3 of the Memorandum of Agreement, is superseded in its entirety by the following provisions of this Agreement:

                  (a) This Agreement shall terminate upon Modi's death or the declaration by a court of competent jurisdiction that Modi is a mentally incompetent person or incapable of handling his affairs due to mental incompetence.

                  (b) This Agreement may be terminated by GBC if Modi is unable, as a result of a bona fide illness, physical or mental, to attend to his duties hereunder for a period of six (6) consecutive months, which period shall be deemed to commence with such inability and shall continue until Modi is once again able to attend to his duties hereunder on a regular basis.

                  (c) This Agreement may be terminated at any time by mutual agreement, in writing, of GBC and Modi.

                  (d) This Agreement may be terminated by Modi or by GBC, without cause, at any time after January 1, 2003, upon twelve (12) months prior written notice.

                  (e) This Agreement may be terminated by GBC for just cause at any time by giving thirty (30) days written notice thereof to Modi. As used herein, the term "just cause" shall mean and be limited to (i) a material breach of trust by Modi which causes or threatens serious injury to Generex, or (ii) any action by Modi taken with the intent to materially and adversely affect a material interest of Generex, or with knowledge that such action would result in such a material adverse affect to Generex, whether or not such affect is prevented from occurring by Generex or any other person or by events unrelated to Modi's actions.

         12. Effect of Early Termination. If this Agreement is terminated prior to the Termination Date pursuant to Section 6 hereof, then, lieu of base compensation, bonus and incentive compensation and stock options to which Modi is entitled under this Agreement, the following provisions shall apply

                  (a) If this Agreement is terminated under Section 6(a) or (b) above: (i) Generex shall pay to Modi (or his legal representative) in a lump sum within sixty (60) days from such early termination an amount equal to the lesser of $500,000 or the aggregate amount that would have been paid to Modi under
Section 2 above from the date of such termination to the Termination Date had such early termination not occurred;

                           (ii) Generex shall pay to Modi all bonus payments
that would have been paid to Modi under Sections 3(b) and 3(c) of this Agreement as and when such payment would have been made had such early termination not occurred, provided that no bonus payments shall be due with respect to milestone payments, signing fees or similar payments received by Generex under license or other agreements entered into by Generex after the date of such early termination unless and to the extent that such post-early termination contracts replace or supersede contractual obligations in force as of the date of such early termination; and

                           (iii) All options granted to Modi prior to the date
of such early termination shall remain in full force, unaffected by such early termination.

                  (b) If this Agreement is terminated under Section 6(c), the provisions of Section 7(a) above shall apply unless the parties otherwise provide in the written agreement pursuant to which such early termination is effected.

                  (c) If this Agreement is terminated by GBC under Section 6(d) above, then the provisions of Section 7(a) shall apply except (x) that the minimum payment referred to in Section 7(a)(i) shall be the greater of $1,000,000 or the amount that would have been paid to Modi under Section 2 above from the date of such early termination to the Termination Date had such early termination not occurred, and (y) Modi shall be entitled to bonus payments in respect of any milestone payments, signing fees or similar payments received by Generex pursuant to license or other agreements relating to Inventions, irrespective of whether or not such licenses or agreements were entered into prior to the date of such early termination.

                  (d) If this Agreement is terminated by Modi under Section 6(d) above, then (i)Generex shall pay to Modi all bonus payments that would have been paid to Modi under Sections 3(b) and 3(c) of this Agreement as and when such payment would have been made had such early termination not occurred, provided that no bonus payments shall be due with respect to milestone payments, signing fees or similar payments received by Generex under license or other agreements entered into by Generex after the date of such early termination unless and to the extent that such post-early termination contracts replace or supersede contractual obligations in force as of the date of such early termination; and
(ii) all options granted to Modi under this Agreement prior to the date of such early termination shall terminate on the first anniversary of the date of such early termination.

                  (e) If this Agreement is terminated by Generex under Section 6(e), then Modi shall be entitled to base compensation and bonus payments accrued to the date of such early termination, and no more, and all options granted pursuant to Section 4 above shall terminate at the close of business on the fifth business day following the date of such early termination.

         13. Counsel for the Transaction. Each of the parties hereto has requested Joseph Chicco ("Chicco") of the firm Eckert Seamans Cherin & Mellott, LLC, Philadelphia, PA, to represent him/it in connection with the preparation and execution of this Supplemental Agreement. Each such party understands that Chicco and his firm are regularly employed as attorneys for GBC and GPI in numerous matters wholly unrelated to this transaction, but that the business of GPI and GPC is materially dependent on Modi's research and inventions. With respect to the transactions contemplated by this Agreement, however, no communications to Chicco by a party shall be considered confidential so as to preclude disclosure to other parties, and the parties acknowledge that Chicco has advised them that he may communicate information obtained from one party to one or more other parties, and will communicate all such information received to another party upon its request. The parties understand that, in this capacity, Chicco cannot be and will not be an advocate for the interest of any party against the interest of one or more of the other parties. Rather , Chicco's role shall be to advise each party on the effect and meaning of various terms that may be proposed by one or more of the parties, and to attempt to mediate and facilitate a resolution of any disputed proposals.

         (b) Each of the parties waives all real and potential conflicts of interests that arise out of Chicco's multiple representation of the parties in this transaction, and agrees that Chicco's fees and expenses in connection with the negotiation, preparation and execution of this Agreement shall be paid by GBC.

         14. Governing Law. This Agreement shall be governed by the laws of the Province of Ontario and of Canada applicable therein, and the parties hereby irrevocably consent to the jurisdiction of the courts of the Province of Ontario, except that (a) the parties' rights and obligations with respect to
Section 6 of the Consulting Agreement relating to Modi's Special Voting Rights Preferred Stock and the provisions of this Agreement relating to the grant of stock options shall be governed by the laws of the State of Delaware, and (b) where applicable, US securities laws shall control the construction and enforcement of this Agreement.

         15. Prior Agreements. (a) The Consulting Agreement, the Memorandum of Agreement and the Supplemental Agreement shall be construed as a single Agreement. In the event of any inconsistency between the Consulting Agreement and the Memorandum of Agreement, the Memorandum of Agreement shall control. In the event of any inconsistency between either of the Prior Agreements and the Supplemental Agreement, the Supplemental Agreement shall control. To the extent that they relate to Modi's compensation, the terms of the Prior Agreements are intended to be and are superseded by the terms of the Supplemental Agreement.

         (b) Modi acknowledges that he has received all compensation to which he is entitled under the Prior Agreements, including shares of GBC common stock held by GHI referred to in the Memorandum of Agreement.

         (c) Except to the extent that they are superseded by a later term of this Agreement, the Prior Agreements remain in full force and effect.

         (d) The parties expressly acknowledge that Modi's obligations under
Section 9 of the Consulting Agreement shall survive any termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executive and delivered this Memorandum of Agreement as of the date first written above.

Witness:

                                       GENEREX PHARMACEUTICALS INC.


                                       Per:     /s/ Anna E. Gluskin
                                           ------------------------------------
                                                Anna E. Gluskin, President


                                       Per:     /s/ E. Mark Perri
                                           ------------------------------------
                                                E. Mark Perri, Chairman

                                       GENEREX BIOTECHNOLOGY
                                                CORPORATION


                                       Per:     /s/ Anna E. Gluskin
                                           ------------------------------------
                                                Anna E. Gluskin, President


                                       Per:     /s/ E. Mark Perri
                                           ------------------------------------
                                                E. Mark Perri, Chairman


                                                /s/ Pankaj Modi
                                       ----------------------------------------
                                                Pankaj Modi